YUME

DIGITAL VIDEO AUDIENCE PLATFORM

September 2016

FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements, including, but not limited to our Business Outlook, statements about our growth strategy, our operating results, market trends, and quotations from management. These forward-looking statements are subject to risks and uncertainties, assumptions and other factors that could cause actual results and the timing of events to differ materially from future results that are expressed or implied in our forward-looking statements. Factors that could cause or contribute to such differences include competitive trends in a dynamic market, our history of net losses and limited operating history, which make it difficult to evaluate our prospects, our fluctuating quarterly results of operations, and our dependence on a limited number of customers in a highly competitive industry. These and other risk factors are discussed under “Risk Factors” in YuMe’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 that has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and in our future filings and reports with the SEC. The forward-looking statements in this presentation are based on information available to YuMe as of the date hereof, and YuMe assumes no obligation to update any forward-looking statements.

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we report adjusted EBITDA, which is a non-GAAP financial measure. We calculate adjusted EBITDA as net income (loss), excluding income taxes, interest, depreciation and amortization, stock-based compensation and non-recurring proxy contest expenses. We believe that adjusted EBITDA provides useful information to investors in understanding our operating results in the same manner as management and the board of directors. We have included adjusted EBITDA in this presentation because it is a key measure we use to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, we believe that adjusted EBITDA can provide a useful measure for period-to-period comparisons of our operating results because it excludes some expenses that may mask underlying trends. This non-GAAP information is not necessarily comparable to non-GAAP information presented by other companies. Non-GAAP financial information should not be viewed as a substitute for, or superior to, financial information prepared in accordance with GAAP. Users of this non-GAAP financial information should consider the types of events and transactions for which adjustments have been made.

The non-GAAP financial measures used in this presentation are reconciled to the most directly comparable GAAP financial measures in the Appendix. With respect to adjusted EBITDA expectations provided in this presentation, quantitative reconciliation to the most directly comparable GAAP financial measure is not feasible, because unpredictable fluctuations in our stock price makes it difficult to estimate accurately future stock-based compensation expenses that are excluded from these non-GAAP financial measures. We expect that the variability of the above charges may have a significant and unpredictable impact on our future GAAP financial results.

AGENDA

Who We Are

Key Differentiators

Key Initiatives

THE LEADING END-TO-END VIDEO AD PLATFORM COMPANY

DELIVERING DIGITAL AUDIENCES THAT MATTER TO TV BRANDS



YuMe
ADVERTISERS
UNLOCKING
AUDIENCE VALUE
PUBLISHERS

CROSS-SCREEN, BRAND-SAFE CAMPAIGNS TO ATTENTIVE & RECEPTIVE AUDIENCES

CORE PLATFORM BUILDS & TARGETS BRAND AUDIENCE SEGMENTS

DRIVEN BY UNIQUE END-TO-END SOFTWARE & DATA SCIENCES APPROACH



Software & Data

YuMe's **SDK feeds declared survey & technographic* data** to its advanced learning algorithm to find similarities among survey respondents.

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MATCH

Data Sciences

Algorithm identifies unique patterns of each audience. Platform builds segments using **matched & validated** audience data.

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Brand Audiences

Platform finds viewers that match target audience in **real time, with or without cookies**, & serves desired ad.

** Includes app/URL in use, browser type, local time of day, geography, video player attributes (player size., location, etc.)*

END-TO-END PLATFORM'S KEY COMPETITIVE DIFFERENTIATORS



VIDEO FOCUSED



BRAND METRIC FOCUSED



CROSS-SCREEN BREADTH



DATA: AUDIENCE SEGMENTS



DATA: BRAND SAFETY



SUPPORTS PROGRAMMATIC & DIRECT SALES

RECENT KEY INITIATIVES

PROGRAMMATIC, LARGE ADVERTISERS, CROSS-SCREEN, & ADJUSTED EBITDA

- Extend platform into programmatic buy-side and sell-side marketplaces
- Increase focus on large advertiser and agency relationships
- Leverage cross-screen competitive differentiation
- Improve adjusted EBITDA profitability through:
    - Platform-driven gross margin improvement
    - Increased sales & marketing efficiencies

PROGRESS ON KEY INITIATIVES

PROGRAMMATIC, LARGE ADVERTISERS, CROSS-SCREEN, ADJUSTED EBITDA

Initiative	Milestones
Programmatic	• Launched DSP & SSP platform extensions in 2H'15 • Ahead of 2016 guidance of $6-$10mm in programmatic platform managed service revenue
Large Relationships	• Top 20 customer revenue increased 12% Y/Y in 1H 2016
Cross-Screen	• Mobile/Connected TV revenue: 47% of 2Q'16 revenue vs. 26% in 2Q'16 • Mobile/Connected TV revenue up 67% Y/Y in 2Q'16
Adjusted EBITDA (1)	• $7.1mm adjusted EBITDA improvement in 1H'16 vs. 1H'15 • Gross margin expanded 850 bps Y/Y to 50.6% in 2Q'16 • Sales & marketing expense down Y/Y for five consecutive quarters (2Q'16)

(1) See reconciliation to the most directly comparable GAAP financial measure in the Appendix.

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YEAR-OVER-YEAR FIRST HALF ADJUSTED EBITDA[1] WATERFALL

GROSS PROFIT GAINS FROM PLATFORM ENHANCEMENTS
OPERATING EXPENSE GAINS FROM INCREASED EFFICIENCIES



Millions of $s
$3.0
$2.0
$1.0
$0.0
-$1.0
-$2.0
-$3.0
-$4.0
-$5.0
$(4.4)
$2.8
1H'15 aEBITDA
Gross Profit
Op Ex
SBC, D&A & Other
1H'16 aEBITDA

(1) See reconciliation to the most directly comparable GAAP financial measure in the Appendix.

PROFITABLE AD TECH MODEL

	LTM 2Q'16 Revenue @ $173MM	Annual Revenue Examples (1)	
		@ $200MM	@ $250MM
Gross Margin (2)	47%	48%	48%
Sales & Marketing (2) (% of revenue)	32%	29%	26%
R&D (2) (% of revenue)	7%	6%	6%
G&A (2) (% of revenue)	14%	12%	11%
Adjusted EBITDA (3) Margin	3%	9%	12%

(1) Revenue examples are for illustrative purposes only and are not to be considered guidance.
(2) Includes impact of stock based compensation (SBC) and depreciation & amortization (D&A) expenses.
(3) Excludes SBC and D&A expenses totaling 9% of revenue for LTM 2Q'16 and approximately 8% of revenue for the other periods. See reconciliation to the most directly comparable GAAP financial measure in the Appendix.

YuMe

CONCLUSION

DIFFERENTIATED PLATFORM AND EXECUTION DRIVING IMPROVED PROFITABILITY

- Differentiated Platform
  - Built to optimize video campaigns to TV brand advertiser metrics
  - End-to-end approach drives unique data, cross-screen breadth and brand safety
- Extending platform into programmatic buy-side and sell-side marketplaces
- Increasing focus on large advertiser and agency relationships
- Leveraging cross-screen competitive differentiation
- Improving adjusted EBITDA profitability

THANK YOU

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

	(Unaudited, in thousands)		
	Twelve Months Ended June 30, 2016	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Net loss	$ (10,998)	$ (6,084)	$ (11,831)
Adjustments:			
Interest expense	10	5	3
Income tax expense	294	120	126
Depreciation and amortization expense	6,687	3,408	2,727
Stock-based compensation expense	8,769	4,501	4,610
Proxy contest expenses	815	815	—
Total Adjustments	16,575	8,849	7,466
Adjusted EBITDA	$ 5,577	$ 2,765	$ (4,365)

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